EXHIBIT 99.1

News Release

MASTER Trial Top-line Results Presented at

American Heart Association Meeting

Microvolt T-Wave Alternans found to be predictive of total mortality but not of ICD discharge

Orlando, FL – November 6, 2007—Dr. Theodore Chow today will present the results of the MASTER trial sponsored by Medtronic, Inc. The MASTER trial analyzed the results from 575 patients with left ventricular ejection fraction less than or equal to 30%. All of the patients underwent Microvolt T-Wave Alternans (MTWA) testing with Cambridge Heart’s HearTwave II system, and all received an implantable cardioverter defibrillator (ICD). At a press conference this morning, Dr. Chow presented the top-line results: while the ICD discharge rate, the primary endpoint, was lower in the MTWA negative group than in the non-negative group, this difference did not achieve statistical significance. However, MTWA was found to be predictive of total mortality (total mortality was 13% in the MTWA non-negative group and 6% in the MTWA negative group, hazard ratio = 2.04, p = 0.02).

A large series of studies have shown MTWA to be highly predictive of sudden cardiac death and cardiac arrest in patients who have not received ICDs, but it is not as predictive of the surrogate endpoint of ICD discharge in patients who already have ICDs. For example, the ALPHA trial, published in the November 2007 issue of the Journal of the American College of Cardiology, prospectively studied 446 patients with non-ischemic cardiomyopathy who had not received ICDs at enrollment. ALPHA found MTWA was highly predictive of sudden cardiac death and life-threatening arrhythmias. Similarly, the Bloomfield study involved 549 patients with left ventricular function on an ischemic or non-ischemic basis, an overwhelming majority of whom had not received ICDs. Bloomfield showed MTWA was a highly accurate predictor of mortality and non-fatal sustained ventricular arrhythmias. These results were published in the same journal in 2006.

Armoundas et al conducted a meta-analysis of prospective studies, which comprised 1,811 patients, predominantly without implanted ICDs. These results similarly concluded MTWA was a very powerful predictor of arrhythmic risk. These data were published appeared in 2005 in the journal Nature Clinical Practice Cardiovascular Medicine.

“ICD discharge may be a poor surrogate endpoint for sudden cardiac death. Ellenbogen et al found in their 2006 study in Circulation that fewer than 50% of even ‘appropriate’ ICD shocks terminated an arrhythmia which would have been lethal if left untreated. ICD shocks for non-life threatening arrhythmias from a statistical perspective constitute noise when ICD shocks are used as a surrogate for sudden cardiac death in a clinical trial,” stated Dr. Richard Cohen,

Founder and Director of Cambridge Heart. “The fact MTWA was found to be predictive of mortality in the MASTER trial supports the notion that MTWA is predictive of actual risk.”

The full results will be disclosed during a late-breaking session at noon today.

About Cambridge Heart, Inc.

Cambridge Heart (www.cambridgeheart.com) is engaged in the development and commercialization of products for the non-invasive diagnosis of cardiac disease, particularly the identification of those at risk of sudden cardiac arrest. The Company’s products incorporate its proprietary Microvolt T-Wave Alternans measurement technologies, coupled with its patented Spectral Analytic Method and ultra-sensitive disposable electrode sensors. Only Spectral Analytic Method MTWA tests are reimbursed by Medicare under its National Coverage Policy that covers patients with a wide variety of cardiac symptoms. Other major insurers in the U.S. also have coverage policies for the test. The T-Wave Alternans test is included in the Guideline for Management of Patients with Ventricular Arrhythmias and the Prevention of Sudden Cardiac Death jointly developed by the American College of Cardiology (ACC), the American Heart Association (AHA), and the European Society of Cardiology (ESC). The Company, founded in 1990, is based in Bedford, Massachusetts, and is traded on the OTCBB under the symbol CAMH.

Statements contained in this press release are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to achieve broad market acceptance of our MTWA technology, failure of our sales and marketing partner to market our products effectively, inability to hire and retain qualified clinical applications specialists in our target markets, failure to obtain or maintain adequate levels of third-party reimbursement for use of our MTWA test, customer delays in making final buying decisions, decreased demand for our products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

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CONTACT:

Cambridge Heart, Inc.	Burns McClellan, Inc.
Investor Relations	Juliane Snowden (investors)
(781) 271-1200 x450	jsnowden@burnsmc.com
www.cambridgeheart.com	Justin Jackson (media)
jjackson@burnsmc.com
Jason Farber (media)
jfarber@burnsmc.com
(212) 213-0006